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                             ATLAS ASSETS LETTERHEAD

                                 August 5, 2000




ATLAS ADVISERS, INC.
794 Davis Street
San Leandro, CA  94577

Ladies and Gentlemen:

              This will confirm our agreement with respect to the reduction by you in the operating expenses for the Atlas S&P 500 Index (the "Fund") of Atlas Assets, Inc. (the "Company").

              You have agreed that, during the Company's fiscal years ended December 31, 2000, you will waive investment management fees and reimburse other operating expenses of the Fund to the extent necessary to ensure that the total operating expenses of the Fund do not exceed 0.50% of the average daily net assets of the Fund (the "Expense Cap").

              The Company has agreed that the amount of any such waiver or reimbursement with respect to the Fund during a fiscal year will be repaid to you by the Fund at any time before the end of the fifth full fiscal year of the Company after the fiscal year in which such waiver or other reimbursement occurred, without interest; provided, however, that any such repayment shall be made only if, and to the extent that, such repayment does not cause the aggregate operating expenses of the Fund to exceed any Expense Cap for the fiscal year in which the repayment is made. If any such waiver or reimbursement for any fiscal year is not fully repaid to you by the time specified above, your right to obtain such repayment will expire. In addition, your right to obtain such repayment from the Fund will expire upon termination of your Investment Advisory Agreement with respect to the Fund.

              This letter supersedes all prior agreements between us with respect to the Expense Cap for the Fund.

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              Please sign this letter below to confirm our agreement regarding this matter.

                                    Very truly yours,

                                    /s/ Larry E. LaCasse

                                    Group Senior Vice President
                                    Chief Operating Officer



AGREED:

ATLAS ADVISERS, INC.



By:    /s/ Larry E. LaCasse
       ----------------------------
       Group Senior Vice President
       Chief Operating Officer